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                                                                     EXHIBIT 5.1

                        [LETTERHEAD OF DUANE MORRIS LLP]

September 2, 2003

Radnor Holdings Corporation
Three Radnor Corporate Center
Suite 300
Radnor, PA 19087

         Re: Radnor Holdings Corporation - Offer to Exchange $135,000,000 Aggregate Principal Amount of Its 11% Senior Notes Due 2010

Ladies and Gentlemen:

         We have acted as counsel to Radnor Holdings Corporation, a Delaware corporation (the "Company"), and the Company's subsidiary guarantors named in
Schedule I hereto (collectively, the "Guarantors") in connection with the preparation and filing with the Securities and Exchange Commission of the Company's Registration Statement on Form S-4, File No. 333-105123 (as amended, the "Registration Statement"), under the Securities Act of 1933, as amended, relating to $135,000,000 aggregate principal amount of the Company's 11% Senior Notes due 2010 (the "Notes") and the guarantees of the Guarantors relating to the Notes (the "Guarantees").

         As counsel to the Company and the Guarantors, we have examined such documents and records as we have deemed appropriate, including the following: the Registration Statement; the Indenture dated as of March 11, 2003 (the "Indenture") among the Company, the Guarantors and Wachovia Bank, National Association, as trustee (the "Trustee"), pursuant to which the Notes and the Guarantees will be issued; and the form of the Notes and the form of the Guarantees included as part of the Indenture. We have also reviewed all corporate, limited liability company and limited partnership proceedings of the Company and the Guarantors in connection with the issuance of the Notes and the Guarantees, including, as applicable, the charter and bylaws, certificate of formation and operating agreement or certificate of limited partnership and limited partnership agreement, each as amended to date, of the Company and each of the Guarantors; written consents of the Board of Directors of the Company and the Board of Directors of such Guarantor, as applicable, for itself as a corporate Guarantor, as sole member of a limited liability company Guarantor or as sole member of the general partner of a limited partnership Guarantor, as such consents were made available to us by officers of the Company and the Guarantors; and other proceedings and records relating to the Company, the Guarantors and the authorization and issuance of the Notes and the Guarantees as we deemed appropriate. As to certain matters of fact material to the opinions expressed herein, we have relied solely and exclusively upon factual

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Radnor Holdings Corporation
September 2, 2003
Page 2

statements and representations of officers and employees of the Company and the Guarantors. In the course of such examination, we have assumed the genuineness of all signatures on original documents and all documents submitted to us as certified copies of original documents and the conformity to original and certified documents of all copies submitted to us as conformed or photostatic copies. We have also assumed that the Indenture is the valid and legally binding obligation of the Trustee.

         Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Notes and the Guarantees are duly authorized and, when the Notes are duly executed on behalf of the Company, authenticated by the Trustee and delivered in accordance with the terms of the Indenture and as contemplated by the Registration Statement with the Guarantees endorsed thereon, will constitute valid and legally binding obligations of the Company and each Guarantor, entitled to the benefits of, and subject to the provisions of, the Indenture.

         Our opinions set forth above are subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and (b) general principles of equity, including, without limitation, principles of reasonableness, good faith and fair dealing, regardless of whether such principles are considered in a proceeding in equity or at law.

         We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, the laws of the Commonwealth of Pennsylvania, the General Corporation Law of the State of Delaware (including the statutory provisions of such law, applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), the Limited Liability Company Act of the State of Delaware, the Texas Revised Limited Partnership Act and the federal laws of the United States.

         This opinion is rendered solely in connection with the transactions described above. This opinion may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without our prior written consent, except that we hereby consent to the use of this opinion as an exhibit to the Registration Statement. We further consent to the reference to our name under the caption "Legal Matters" in the prospectus which is a part of the Registration Statement.

                                                 Sincerely,

                                                 /s/ Duane Morris LLP

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Radnor Holdings Corporation
September 2, 2003
Page 3

                                   SCHEDULE I

Radnor Chemical Corporation, a Delaware corporation;

Radnor Delaware II, Inc., a Delaware corporation;

Radnor Management Delaware, Inc., a Delaware corporation;

Radnor Management, Inc., a Delaware corporation;

StyroChem Delaware, Inc., a Delaware corporation;

StyroChem Europe Delaware, Inc., a Delaware corporation;

StyroChem GP, L.L.C., a Delaware limited liability company;

StyroChem LP, L.L.C., a Delaware limited liability company;

StyroChem U.S., Ltd., a Texas limited partnership;

WinCup Europe Delaware, Inc., a Delaware corporation;

WinCup GP, L.L.C., a Delaware limited liability company;

WinCup Holdings, Inc., a Delaware corporation;

WinCup LP, L.L.C., a Delaware limited liability company; and

WinCup Texas, Ltd., a Texas limited partnership.